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Bar & Karrer                                                                -1-
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                                                                     Exhibit 5.1


Board of Directors

UBS AG
Bahnhofstrasse 45
8098 Zurich
Switzerland






London, 20 November 2000
33795/157/clm/b1025681




REGISTRATION STATEMENT ON FORM S-8 /UBS AG EQUITY INCENTIVE PROGRAM


Dear Sirs

We have acted as Swiss counsel to UBS AG, a corporation organized under the laws of Switzerland (the "Company") in connection with the registration on Form S-8, being filed with the Securities and Exchange Commission on or about November 20, 2000 (the "Registration Statement"), pursuant to the Securities Act of 1933 (the "Act") of USD 200,000,000-- aggregate amount of deferred compensation obligations (the "Obligations") of the Company.

In connection with this opinion, we have examined copies of and are familiar with the Articles of Association of the Company and the UBS AG Equity Incentive Program (the "Program") and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

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Bar & Karrer                                                                -2-
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The Program does not specify what jurisdiction's law governs the Program. In arriving at the opinion below, we have assumed that the Program will be governed by the laws of Switzerland and that the obligations under the Program will be valid, legally binding obligations and enforceable under the laws of such other jurisdiction as may apply.

Upon the basis of such examination and subject to the qualifications stated herein, we are of the opinion that when the Obligations are issued in accordance with the Program and in accordance with any law that may be applicable to such Obligations, substantially in the form filed as an exhibit to the Registration Statement, the Obligations will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of Swiss law including Swiss public policy.

Our opinion relates to the Obligation only and we do not opine on any other provisions of the Program (in particular, we do not opine on Sections 6 and 8 of the Program).

We are members of the Swiss bar and the opinions expressed herein are limited to questions arising under the laws of Switzerland. This opinion is governed by the laws of Switzerland and is expressed in relation to questions arising under the laws of Switzerland. No opinion is expressed as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

This opinion is furnished by us, as counsel to the Company, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission, or relied upon by any other person.

Yours faithfully,


Bar & Karrer